AMENDMENT NO. 1
                               TO RIGHTS AGREEMENT


            Amendment, dated as of November 21, 2000 (the "Amendment No. 1"), between THE QUAKER OATS COMPANY, a New Jersey corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, a national banking association (the "Rights Agent") and at the direction of the Company.

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of May 8, 1996 (the "Rights Agreement");

            WHEREAS, the Company desires to enter into an agreement providing for the merger of the Company with a wholly-owned subsidiary of The Coca-Cola Company.

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement);

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof; and

            WHEREAS, the effectiveness of this Amendment No. 1 is conditioned upon approval of the terms set forth herein by the Company's Board of Directors and the receipt by the Rights Agent of a Certificate of the Corporate Secretary of the Company certifying such approval;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

            Section 1.  Amendment to Definitions.   Section 1 of the Rights
Agreement is amended to add the following paragraph as the last paragraph thereof:

      "Notwithstanding the foregoing, neither The Coca-Cola Company ("Coke") nor any of its Affiliates shall become an Acquiring Person, nor shall any Triggering Event, Distribution Date or Shares Acquisition Date occur, as a result of the execution of the Agreement and Plan of Merger, dated as of November 21, 2000 by and among the Company, WTN Corp. and Coke (as the same may be amended from time to time, the "Merger Agreement") or the related Option Agreement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement or the Option Agreement."

            Section 2. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 3. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 4. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made to be performed entirely within such State.

            Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.


Attest:                                   THE QUAKER OATS COMPANY


By:   /s/ Margaret O'Shea                  By:   /s/ John G. Jartz
     -------------------------------           -------------------------
     Name:  Margaret O'Shea                    Name:  John G. Jartz
     Title:                                    Title: Senior Vice President


Attest:                                   HARRIS TRUST AND SAVINGS BANK, as
                                          Rights Agent


By:   /s/ JoAnne Diamond                  By:   /s/ Edward W. Lyman
     -------------------------------           -------------------------------
     Name:  JoAnne Diamond                     Name:  Edward W. Lyman
     Title:  Executive Assistant               Title:  Vice Chair